KAUFMAN & CANOLES attorneys at law	Kaufman & Canoles, P.C. Three James Center, 12th Floor 1051 East Cary Street Richmond, VA 23219

Mailing Address
Post Office Box 27828
Richmond, VA 23261

T (804) 771.5700
F (804) 771.5777
(804) 771.5700
kaufCAN.com

November 24, 2009

Sino-Global Shipping America, Ltd.
36-09 Main Street
Suite 9C-2
Flushing, New York 11354

Re:    Sino-Global Shipping America, Ltd. – Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel to Sino-Global Shipping America, Ltd., a Virginia corporation (the “Company”), in connection with the registration under the Securities Act of 1933 (the “Act”) of an aggregate of 302,903 shares of the Company’s Common Stock, without par value per share (the “Shares”) which may be issued under the Company’s 2008 Stock Incentive Plan (the “Plan”), pursuant to a Registration Statement on Form S-8 (the “Registration Statement”). We have examined and relied upon such records, documents and other instruments as in our judgment are necessary and appropriate in order to express the opinion hereinafter set forth.

In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the documents and certificates and oral or written statements and other information of or from representatives of the Company and others and assume compliance on the part of all parties to the documents with their covenants and agreements contained therein. We also have assumed that any future changes to the terms and conditions of the Plan will be duly authorized by the Company and will comply with all applicable laws.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the issuance of the Shares pursuant to the Plan has been duly authorized and that such Shares, when issued, paid for and delivered as authorized in accordance with the Plan, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the laws of the Commonwealth of Virginia and applicable provisions of the Virginia Stock Corporation Act, in each case as currently in effect, and reported judicial decisions interpreting the same.  The opinions expressed herein are given as of the date hereof, and we undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof or for any other reason.

Disclosure Required by Internal Revenue Service Circular 230: This communication is not a tax opinion. To the extent it contains tax advice, it is not intended or written by the practitioner to be used, and it cannot be used by the taxpayer, for the purpose of avoiding tax penalties that may be imposed on the taxpayer by the Internal Revenue Service.

November 24, 2009

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the registration of the Shares. In giving such consent, we do not hereby admit that we are in the category of such persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

/s/ Kaufman & Canoles, P.C.
Kaufman & Canoles, P.C.